Exhibit 10.26

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between NEURONETICS, INC. (the “Company”) and KEITH J. SULLIVAN (“Executive”), and is effective as of November 2, 2023 (the “A&R Effective Date”).

WHEREAS, the Company and Executive previously executed an Employment Agreement dated July 14, 2020 (the “Prior Agreement”), which became effective as of the date that Executive commenced his employment with the Company (the “Original Effective Date”);

WHEREAS, since the Original Effective Date, the Company’s Board of Directors (the “Board”) has approved certain modifications to Executive’s employment arrangements, and the Company has determined that such modifications should be reflected in the documents that memorialize Executive’s employment relationship with the Company;

WHEREAS, in furtherance of the foregoing, the parties wish to amend and restate the Prior Agreement as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be bound hereby, the parties agree as follows:

1.Duration of Agreement; Amendment and Restatement.
1.1.This Agreement is effective as of the A&R Effective Date, and has no specific expiration date. Unless terminated by agreement of the parties, this Agreement will govern Executive’s employment by the Company until that employment ceases.
1.2.The Prior Agreement is hereby amended, restated, superseded, and replaced by this Agreement in all respects.
2.Title; Duties.
2.1.Executive will be employed as the Company’s President and Chief Executive Officer. Executive will devote his best efforts and substantially all of his business time and services to the Company Group to perform such duties as may be customarily incident to his position and as may reasonably be assigned to him from time to time. Executive shall report to the Company’s Board of Directors (the “Board”). Except as otherwise set forth in Section 2.2, Executive will not, in any capacity, engage in other business activities or perform services for any other individual, firm or corporation without the prior written consent of the Board; provided, however, that without such consent, Executive may engage in charitable, non-profit and public service activities, so long as such activities do not in any respect interfere or conflict with Executive’s performance of his duties and obligations to the Company Group; and provided further that Executive may serve on for-profit boards of directors (other than the Board) only with the consent of the Board.

2.2.Executive agrees to reduce his current (as of the Original Effective Date) for-profit board service from three (3) companies to two (2) companies within six (6) months after the Original Effective Date. Executive and the Board will periodically discuss whether continued outside for-profit board service is consistent with the requirements of Section 2.1 as well as the policies of proxy advisory firms and institutional investors. Executive agrees to comply with any reasoned decision of the Board with respect thereto.
2.3.The Board intends to appoint Executive to fill a newly created vacancy resulting from the increase of the size of the Board from six members to seven members contemporaneously with or as promptly as practicable after the Original Effective Date. Thereafter, Executive’s election to serve as a continuing director on the Board shall be determined by the Company’s stockholders.
3.Place of Performance. Executive will substantially perform his services hereunder at the principal executive offices of the Company in Malvern, PA; provided, however, that Executive may be required to travel from time to time for business purposes.
4.Compensation.
4.1.Base Salary. Executive’s annual salary (the “Base Salary”) will be seven hundred thousand dollars ($700,000), paid in accordance with the Company’s payroll practices as in effect from time to time. The Base Salary will be reviewed annually in the first quarter of the fiscal year by the Compensation Committee of the Company’s Board of Directors (the “Committee”). The Committee will make recommendations to the Board concerning, and the non-executive Board members will determine, Base Salary in their respective discretion.
4.2.Annual Bonus. Executive shall be eligible to receive an annual incentive bonus (the “Bonus”), with a target amount equal to 100% of his Base Salary, subject to annual review by the Committee. The Committee will make recommendations to the Board concerning, and the non-executive Board members will determine, Executive’s Bonus target in their respective discretion. The actual Bonus payable with respect to a particular fiscal year will be determined by the Board, after consulting with the Committee, based on the achievement of corporate and/or individual objectives established by the Board in consultation with the Committee and Executive. Notwithstanding the foregoing, the Bonus payable for the Company’s 2020 fiscal year shall be no less than the target Bonus, determined on a pro rata basis based on the number of days Executive is employed by the Company during 2020. Any Bonus payable under this paragraph will be paid during the calendar year immediately following the fiscal year in respect of which the bonus is payable and, except as otherwise provided in Section 5.1.1, will only be paid if Executive remains continuously employed by the Company through the actual bonus payment date.
4.3.Equity Incentive Awards.
4.3.1.Beginning in 2022, Executive shall be eligible to receive equity-based compensation commensurate with his position in connection with any annual equity-based awards made to senior executives of the Company.  Such awards shall be made in the sole discretion of the Committee and shall be subject to the terms and conditions set forth in the Company’s 2018 Equity Incentive Plan (the “Plan”) (or other applicable plan) and award agreements, and in all cases shall be recommended by the Committee and determined by the non-executive Board members in their respective discretion.
4.3.2.As an inducement to Executive’s employment with the Company, the Committee shall approve a grant of two million (2,000,000) shares of the Company’s common stock (the “Sign-On Equity Grant”). The Sign-On Equity Grant will be made on the Original Effective Date. Such Sign-On Equity Grant shall be structured as an inducement grant under Nasdaq Listing Rule 5635(c), but otherwise subject to all terms and conditions of the Plan and related agreements.
4.3.3.The Sign-On Equity Grant shall be in the form of: (i) restricted stock units representing five hundred thousand (500,000) shares of the Company’s common stock, vesting in four (4) annual installments on the anniversary of the grant date; (ii) non-qualified stock options representing one million (1,000,000) shares of common stock with an exercise price equal to the closing price of the Company’s common stock on the grant date and with 25% vesting on the first anniversary of the grant date and the remaining 75% vesting ratably over the following thirty-six (36) months; and (iii) performance stock units representing five hundred thousand (500,000) shares of the Company’s common stock vesting upon attainment of the performance metrics set forth in the grant agreement, in each case of clauses (i) through (iii), subject to Executive’s continuous employment with the Company through the relevant date.
4.4.Employee Benefits. During Executive’s employment, Executive will be eligible to participate in all employee benefit plans and programs made available by the Company from time to time to its executives generally, subject to applicable plan terms and policies. The Company periodically reviews its benefits, policies, benefits providers and practices and may terminate, alter or change them at its discretion from time to time.
4.5.Reimbursement of Expenses. Executive will be reimbursed by the Company for all reasonable business expenses incurred by Executive in accordance with the Company’s customary expense reimbursement policies as in effect from time to time; provided, however, that in lieu of reimbursement for personal mileage for travel by automobile Executive shall receive a monthly stipend in the amount of one thousand two hundred dollars ($1,200) (grossed-up for applicable taxes). Notwithstanding anything herein to the contrary, to the extent any expense, reimbursement or in-kind benefit provided to Executive constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive must be incurred during Executive’s term of employment; (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (iii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
5.Termination. Executive’s employment with the Company may be terminated by the Company or Executive at any time and for any reason. Upon any cessation of his employment with the Company, Executive will be entitled only to such compensation and benefits as described in this Section 5. Upon any cessation of his employment for any reason, unless otherwise requested by the Company, Executive agrees to resign immediately from all officer and director positions he then holds with the Company Group.
5.1.Termination without Cause or for Good Reason. If Executive’s employment by the Company ceases due to a termination by the Company without Cause or a resignation by Executive for Good Reason, Executive will be entitled to:
5.1.1.payment of any annual bonus otherwise payable (but for the cessation of Executive’s employment) with respect to a year ended prior to the cessation of Executive’s employment;
5.1.2.continuation of Executive’s Base Salary for a period equal to twelve (12) months (“Severance Period”), payable in accordance with the Company’s standard payroll practices;
5.1.3.payment of prorated Bonus for the current year based on the achievement of the performance criteria achieved through the termination date, as determined by the Board after consultation with the Committee, paid in accordance with the Company’s standard payroll practices; and
5.1.4.if Executive is eligible for COBRA benefits, waiver of the applicable premium otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of such cessation, his eligible dependents) during the Severance Period.

Except as otherwise provided in this Section 5.1, and except for payment of all (i) accrued and unpaid Base Salary through the date of such cessation, (ii) any expense reimbursements to be paid in accordance with the Company policy and (iii) payments for any accrued but unused paid time off in accordance with the Company’s policies and applicable law, all compensation and benefits will cease at the time of such cessation and the Company Group will have no further liability or obligation by reason of such cessation.  The payments and benefits described in this Section 5.1 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company Group.  Notwithstanding any provision of this Agreement, the payments and benefits described in Section 5.1 are conditioned on: (i) Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 45th day following the effective date of his cessation of employment, of a general release of claims against the Company Group in a form reasonably prescribed by the Company (the “Release”); and (b) Executive’s continued compliance with the Restrictive Covenants (as defined below).  Subject to Section 5.4, the benefits described in Section 5.1 will be paid or provided (or begin to be paid or provided) as soon as administratively practicable (or determinable in the case of the benefits described in Sections 5.1.1 and 5.1.3, if later) after the Release becomes irrevocable, provided that if the 45 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

5.2.Termination Following a Change in Control. If Executive’s employment by the Company ceases due to a termination by the Company without Cause or a resignation by

Executive for Good Reason during the twelve (12) month period immediately following the occurrence of a Change in Control (as defined below), in addition to the benefits provided pursuant to Section 5.1, the Severance Period shall be extended from twelve (12) months to twenty-four (24) months and all outstanding unvested restricted stock, stock options and other equity incentives awarded to Executive by the Company, including, without limitation, the Sign-On Equity Grant, will become immediately and automatically fully vested and exercisable (as applicable), subject to Executive’s execution and non-revocation of the Release.
5.3.Other Terminations. If Executive’s employment with the Company ceases for any reason other than as described in Section 5.1 or Section 5.2 above (including but not limited to termination (i) by the Company for Cause, (ii) by Executive without Good Reason, (iii) as a result of Executive’s retirement, (iv) as a result of Executive’s death or (v) as a result of Executive’s Disability, then the Company Group’s obligation to Executive will be limited solely to (a) accrued and unpaid Base Salary through the date of such cessation, (b) any expense reimbursements to be paid in accordance with the Company policy and (c) payments for any accrued but unused paid time off in accordance with the Company’s policies and applicable law. All compensation and benefits will cease at the time of such cessation and, except as otherwise provided by COBRA or this Section 5.3, the Company Group will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.
5.4.Compliance with Section 409A. If the termination giving rise to the payments described in Section 5.1 or Section 5.2 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). To the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code to payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments will be deemed a separate payment.
5.5.PPACA. Notwithstanding anything in this Agreement to the contrary, the waiver in respect of COBRA premiums pursuant to Section 5.1 shall cease to the extent required to avoid adverse consequences to the Company Group under the Patient Protection and Affordable Care Act of 2010 and regulations thereunder.

5.6.Section 280G. If any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Executive shall be reduced to the aggregate amount of Payments that may be made to Executive without incurring an excise tax (the “Safe-Harbor Amount”) in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Executive without any such reduction. Any such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.
5.7.Definitions. For purposes of this Agreement:
5.7.1.“Cause” means Executive’s (a) conviction of, or the entry of a plea of guilty or no contest to, a felony, any crime of moral turpitude or any other crime that materially adversely affects the Company Group’s operations, financial performance, reputation, or relationship with its customers, suppliers or employees; (b) chronic alcohol abuse or abuse of controlled drugs; (c) a material breach of this Agreement or any duty owed to the Company Group; (d) dishonesty, including fraud, embezzlement, theft or other misuse of property with respect to the Company Group; (e) refusal to perform the lawful and reasonable directives of the Board; (f) gross negligence or willful misconduct in the performance of duties (g) or breach of Executive’s restrictive covenants; or (h) a material violation of any written policy of the Company Group, including, without limitation, policies relating to discrimination, harassment, fraternization and nepotism.
5.7.2.“Change in Control” shall have the same meaning given it under the Plan.
5.7.3.“Disability” means a condition entitling Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to Executive, “Disability” will mean Executive’s inability to perform his duties under this Agreement due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 90 days or more, or for 120 days in any 180 consecutive day period.  Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”
5.7.4.“Good Reason” means any of the following, without Executive’s prior consent: (a) a material reduction in Base Salary or target Bonus opportunity (except for reductions proportionately applicable to all of the Company’s executives); (b) a material diminution of Executive’s duties or responsibilities; or (c) a material breach of this Agreement by the Company. However, none of the foregoing events or conditions will constitute Good Reason unless Executive provides the Company with written objection to the event or condition within thirty (30) days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection, and Executive resigns Executive’s employment within thirty (30) days following the expiration of that cure period.
6.Restrictive Covenants. To induce the Company to enter into this Agreement and in recognition of the compensation to be paid to Executive pursuant to Sections 4 and 5 of this Agreement, Executive agrees to be bound by the provisions of this Section 6 (the “Restrictive Covenants”). The Restrictive Covenants will apply without regard to whether any termination or cessation of Executive’s employment is initiated by the Company or Executive, and without regard to the reason for that termination or cessation.
6.1.Covenant Not To Solicit. Executive covenants that, during his employment by the Company and for a period of twenty four (24) months following immediately thereafter (the “Restricted Period”), Executive shall not, directly or indirectly, for Executive’s own benefit or for the benefit of any other Person, in any capacity (as a principal, shareholder, partner, member, investor, director, officer, agent, advisor, executive, consultant, contractor, employee, lender or otherwise):
6.1.1.direct, induce, solicit, recruit or attempt to persuade any Person to terminate such Person’s employment or other relationship with the Company Group or not to establish an employment or other relationship with the Company Group, whether or not such Person is or would be an employee, consultant, contractor, officer and/or director, whether or not such relationship is or would be pursuant to a written or oral agreement and whether or not such relationship is for a specific period of time or is at-will;
6.1.2.employ or establish a business relationship with (or attempt to employ or establish a business relationship with), or encourage or assist any Person to employ or establish a business relationship with, any individual who was an employee, consultant, contractor, officer or director of the Company Group during the twelve month period preceding such termination;
6.1.3.call upon, solicit, contact, or serve in any capacity any of the then-existing clients, Customers, vendors or suppliers of the Company Group, any clients, Customers, vendors or suppliers that have had a relationship with the Company Group during the twelve (12) months preceding the Termination Date, or any potential clients, Potential Customers, vendors or suppliers that were solicited by the Company Group during the twelve (12) months preceding the Termination Date for the purpose of engaging in a Competing Business or in any manner that could adversely affect alter or change the relationship (contractual or otherwise) which such clients, Customers, Potential Customers, vendors or suppliers have with the Company Group;
6.1.4.(a) direct or engage in any act or omission that could otherwise disrupt, damage, impair, or interfere with the business of the Company Group (or attempt to do the same) whether by way of interfering with or disrupting the relationship of the Company Group with employees, customers, agents, representatives, clients, Customers, Potential Customers, vendors, suppliers consultants or contractor of the Company Group, or (b) otherwise induce or attempt to induce any such Person to cease doing business, reduce or otherwise limit its business with the Company Group; or
6.1.5.solicit business from any Customer or Prospective Customer, or do business with any Customer or Prospective Customer of the Company Group, involving the Business.
6.2.Non-Competition. During Executive’s service with the Company Group and for the Restricted Period, Executive shall not, directly or indirectly, for Executive’s own benefit or for the benefit of any other Person, in any capacity (as a principal, shareholder, partner, member, investor, director, officer, agent, advisor, executive, consultant, contractor, employee, lender or otherwise), engage or participate in, or be financially interested in, any Person involved in a Competing Business anywhere in the United States or any other country or region in which the Company Group is then selling its products and services, is planning to sell its products and services or is planning to apply for, or has applied for, regulatory approval to sell its products and services, including but not limited to, those Persons set forth on Attachment A (provided, however, that nothing contained in this Section 6.2 shall prevent Executive from holding for passive investment of less than two percent (2%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system).
6.3.Confidentiality. Executive recognizes and acknowledges that the Proprietary Information (as defined in below) is a valuable, special and unique asset of the business of the Company Group. As a result, both during the Term and for the ten (10) year period thereafter, Executive will not, without the prior written consent of the Company, for any reason divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company Group, any Proprietary Information, provided, however, that during the Term and at all times thereafter, Executive will not, without the prior written consent of the Company, for any reason divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company Group, any trade secrets. Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. In connection with any such activity, Executive must identify any information that is confidential and ask the Regulator for confidential treatment of such information. Despite the foregoing, Executive is not permitted to reveal to any other Person, including any governmental, law enforcement, or regulatory authority, information employee came to learn during the course of Executive’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges. The Company Group does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Notwithstanding any other provisions of this Agreement, pursuant to 18 USC Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the Company Group’s trade secret that is made: (a) confidentially to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose a trade secret to Executive’s attorney and use the trade secret information in related court proceedings, provided that Executive files any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order. Executive agrees that he will not, while employed by the Company or engaged as a consultant and/or director of the Company Group, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other Person, if any, with whom Executive has an agreement or duty to keep such information or secrets confidential, if any, and that Executive will not use, disclose or bring onto the premises of the Company Group any unpublished document or proprietary information belonging to any such employer or Person unless consented to in writing by such employer or Person. Executive recognizes that the Company Group has received and in the future will receive from third parties (including customers of the Company Group) their confidential or proprietary information subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person or to use it except as necessary in carrying out Executive’s work for the Company Group, consistent with the Company Group’s agreement with such other Person.
6.4.Property of the Company Group.
6.4.1.Proprietary Information. All right, title and interest in and to Proprietary Information will be and remain the sole and exclusive property of the Company Group.  Executive will not remove from the Company Group’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company Group unless necessary or appropriate in the performance of his duties to the Company Group.  If Executive removes such materials or property in the performance of his duties, he will return such materials or property promptly after the removal has served its purpose.  Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property, except to the extent necessary to satisfy contractual obligations of the Company Group, to perform his duties on behalf of the Company Group or pursuant to the exceptions set forth in Section 6.3.  Upon termination of Executive’s employment with the Company, he will leave with the Company Group or promptly return to the Company Group all originals and copies of such materials or property then in his possession.

6.4.2.Intellectual Property.
(a)Executive has attached hereto, as Attachment B, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Executive prior to becoming an employee, consultant, officer and/or director of the Company (collectively referred to as “Prior Inventions), which are owned by Executive alone or jointly with others, which relate to the Company Group’s business, proposed business, products or research and development, and which are not assigned to the Company Group hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions.  If in the course of Executive’s service with the Company Group, Executive incorporates into a Company Group product, process or machine a Prior Invention owned by Executive or in which Executive has an interest, the Company, or its designee, is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide, assignable, transferable, and sub-licenseable license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.
(b)Executive agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all Executive’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or any trade secrets which relate in any manner to the Company Group’s business or proposed business, whether or not patentable or registrable under patent, copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice (or may have conceived or developed or reduced to practice) or cause (or may have caused) to be conceived or developed or reduced to practice, at any time prior to the date of this Agreement until Executive is no longer an employee, consultant, officer and/or director of the Company (collectively referred to as “Inventions”), including any and all intellectual property rights inherent in the Inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademark rights and trade secret rights (collectively referred to as “Intellectual Property Rights”).  Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s service or duties as an employee, consultant, officer and/or director and which are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act.
(c)Executive agrees to keep and maintain adequate and current records of all Inventions.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to the Company at all times, and the Company, or its designee, shall retain all right, title, and interest in and to the same.
(d)Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company Group’s rights in the Inventions and any Intellectual Property Rights related thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, or its designee, the sole and exclusive right, title and interest in and to such Inventions and any Intellectual Property Rights relating thereto.  Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign Intellectual Property Right covering Inventions assigned to the Company, or its designee, as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, or copyright, trademark or other registrations thereon with the same legal force and effect as if executed by Executive.
6.5.Returning the Company Group Documents and Property. Executive agrees that, upon termination of Executive’s service with the Company, for any reason, Executive will deliver to the Company, or its designee, and will not keep in Executive’s possession or deliver to anyone else, any and all records, data, notes, reports, information, proposals, lists, correspondence, emails, specifications, drawings, blueprints, sketches, materials, other documents, or reproductions or copies (including but not limited to on computer discs or drives) of any aforementioned items either developed by Executive pursuant to Executive’s service with the Company or otherwise relating to the business of the Company Group, retaining neither copies nor excerpts thereof. Executive also agrees that, at such time, or earlier upon request, Executive will deliver to the Company, or its designee, all the Company Group property in Executive’s possession, including cell phones, computers, computer discs, drives and other equipment or devices, and that if Executive fails to do so the Company may withhold from Executive’s compensation the replacement cost of the Company Group property Executive has not returned.
6.6.Non-Disparagement. Executive acknowledges and agrees that Executive will not while employed by the Company or engaged as a consultant and/or director of the Company and for the ten (10) year period following the end of such service with the Company, whether in writing or orally, malign, denigrate or disparage the Company Group or any of their respective predecessors or successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. Disclosure of information Executive is required to disclose pursuant to any applicable law, court order, subpoena, compulsory process of law or governmental decree shall not constitute a violation or breach of this Section 6.6, provided that Executive delivers written notice of such required disclosure to the Company or its designee promptly before making such disclosure if such notice is not prohibited by applicable law, court order, subpoena, compulsory process of law or governmental decree.
6.7.Relatives, Affiliates, Etc. Executive acknowledges and agree that Executive will not hire or otherwise engage to provide products or services to the Company Group (as an employee, consultant, supplier, vendor, or otherwise) any Person that is

Executive’s Affiliate or any Person that is Executive’s familial relative by marriage or by birth (including adoption) without disclosure to and the written consent of the Board.
6.8.Definitions. For purposes of this Agreement:
6.8.1.“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct ownership interest shall be treated as an Affiliate of the Company.
6.8.2. “Company Group” means, collectively and individually, the Company and each of its Affiliates.
6.8.3.“Competing Business” means any Person engaged in the development, manufacture and marketing of medical devices indicated for treatment of depression, or any other indications developed, being developed or being considered for development by the Company.
6.8.4.“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
6.8.5.“Customer” shall mean those Persons for whom or which the Company Group performed services or to whom or which the Company Group sold or licensed its products, during the twelve (12) months preceding the cessation of Executive’s employment with the Company for any reason.
6.8.6.“Intellectual Property” means (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or (i) similar intangible personal property which have been or are developed or created in whole or in part by Executive (a) at any time and at any place while Executive is employed by the Company and which, in the case of any or all of the foregoing, are related to and used in connection with the business of the Company Group, or (b) as a result of tasks assigned to Executive by the Company Group.

6.8.7.“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.
6.8.8.“Proprietary Information”  means any and all the Company Group proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product plans and developments, prototypes, products, services, client lists and clients, prospective clients and contacts, proposals, client purchasing practices, prices and pricing methodology, cost information, terms and conditions of business relationships with clients, client research and other needs, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, distribution and sales methods and systems, sales and profit figures, finances, personnel information including, but not limited to, information regarding compensation, skills and duties, as well as reports and other business information that Executive learns of, obtain, or that is disclosed to Executive relating to the Company Group at any time prior to or during the course of Executive’s service to the Company, either directly or indirectly, in writing, orally or by review or inspection of documents or other tangible property.  Failure by the Company Group to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information.
6.8.9.“Prospective Customer” shall mean Persons whose business was solicited by the Company Group during the twelve (12) months preceding the date on which Executive’s employment with the Company ceases for any reason.
6.9.Acknowledgements. Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company Group, that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position Executive holds within the Company, and that the Company would not enter into this Agreement or otherwise employ Executive unless Executive agrees to be bound by the Restrictive Covenants set forth in this Section 6.
6.10.Remedies and Enforcement Upon Breach.
6.10.1.Specific Enforcement. Executive acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company Group for which monetary damages would not be an adequate remedy.  Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists.  In the event of any such breach or threatened breach by Executive of any of the Restrictive Covenants, the Company Group, as applicable, shall be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company Group.
6.10.2.Economic Remedies. Executive acknowledges and agree that if Executive breaches any of the provisions of this Agreement, the Company will have the right and remedy to require Executive to account for and pay over to the Company or its designee, all compensation, profits, monies, accruals, increments or other benefits Executive derives or receives as a result of such breach.  This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company Group under law or in equity.

6.10.3.Judicial Modification.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.
6.10.4.Enforceability.  If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company Group to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.
6.10.5.Disclosure of Restrictive Covenants.  Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that Executive may work for during the Restricted Period.
6.10.6.Extension of Restricted Period.  If Executive breaches Section 6.1 in any respect, the restrictions contained in that section will be extended for a period equal to the period that Executive was in breach.
7.Miscellaneous.
7.1.Other Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of his duties under this Agreement.
7.2.Cooperation. Executive further agrees that she will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in any way involved during his employment with the Company. Executive shall render such cooperation in a timely manner on reasonable notice from the Company. The Company shall reimburse Executive any reasonable expenses incurred in rendering such cooperation.
7.3.Successors and Assigns. The Company may assign this Agreement to any successor to its assets and business by means of liquidation, dissolution, sale of assets or otherwise. The duties of Executive hereunder are personal to Executive and may not be assigned by him.
7.3.1.Governing Law and Enforcement.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws.  Any legal proceeding arising out of or relating to this Agreement will be subject to mediation followed by binding arbitration in Chester County, PA, provided, however, that any dispute involving the Restrictive Covenants of Section 6 may be instituted in a state or federal court in the Commonwealth of Pennsylvania, and Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

7.4.Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.
7.5.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
7.6.Survival. This Agreement will survive the cessation of Executive’s employment to the extent necessary to fulfill the purposes and intent of this Agreement.
7.7.Notices. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested, (c) sent by telecopier, or (d) sent by email. Any notice or communication to Executive will be sent to the address contained in his personnel file. Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of its General Counsel. Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.
7.8.Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject matter (including, without limitation, the employment term sheet). This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
7.9.Withholding. All payments (or transfers of property) to Executive will be subject to tax withholding to the extent required by applicable law.
7.10.Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.
7.11.Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, effective as of the A&R Effective Date.

NEURONETICS, INC.

By:

Name: W. Andrew Macan

Title:	Executive Vice President, General Counsel, and Chief Compliance Officer

KEITH J. SULLIVAN

Signature Page to Amended and Restated Employment Agreement

ATTACHMENT A – COMPETITORS

Brainsway Ltd. and its Affiliates

MagVenture, Inc. and its Affiliates

The Magstim Company Ltd. and its Affiliates

Nextstim plc and its Affiliates

TeleEMG, LLC a/k/a CloudTMS) and its Affiliates

MAG & More GmbH and its Affiliates

Remed Co., Ltd and its Affiliates

Shenzhen Yingchi Technology Co. Ltd. and its Affiliates

Transcranial Magnetic Stimulation (TMS) service provider organizations that currently or in the future manufacture, contract manufacture, distribute, sell, lease, franchise, or otherwise commercialize  medical devices indicated for treatment of depression, or any other indications developed, being developed or being considered for development by the Company

ATTACHMENT B - PRIOR INVENTIONS